WINCROFT, INC.

BY-LAWS

ARTICLE I

Stockholders’ Meetings

Section 1. Annual Meetings:

The annual meeting of the stockholders shall be held on the first Wednesday of June of each year at the hour of 10:00 o’clock A.M. for the election of directors and other lawful business. Notice shall be given as required by law.

Section 2. Special Meetings:

Special meetings of the stockholders may be called at any time by the Chairman of the Board or the President, by resolution of the Board of Directors, or upon written request of the holders of 15 percent of the outstanding stock. Notice of such meeting shall be given as required by law.

Section 3. Voting:

At each meeting of the stockholders, each holder of stock of the Corporation shall have one vote for each share of stock held by him and registered in his name on the books of the Corporation at the time of the meeting. Cumulative voting shall not be allowed in the election of directors. Absent stockholders may vote at all meetings by proxy in writing.

ARTICLE II

Board of Directors

Section 1. Powers and Election:

The property, affairs, and business of the Corporation shall be managed by a Board of Directors consisting of not less than 1 nor more than 9 members who shall be elected annually and shall continue in office until the next meeting and until their successors have been duly elected and qualified. The directors shall be elected at the annual meeting of the stockholders. Directors need not be stockholders. A vacancy on the Board of Directors shall be filled by the remaining members of the Board.

Section 2. Meetings:

Regular meetings of the Board of Directors shall be held every other month on the third Wednesday of the month at 10:00 o’clock A.M.

Section 3. Special Meetings:

Special meetings of the Board of Directors may be held at any time upon call by the Chairman of the Board or the President upon at least one day’s notice to each member of the Board, unless such notice is waived in writing by the Directors.

Section 4. Quorum:

A majority of the Board of Directors shall constitute a quorum at all meetings.

ARTICLE III

Officers

Section 1. Number:

The officers shall be a Chairman of the Board, President, Vice President, Secretary and Treasurer elected by the members of the Board of Directors. The officers shall be elected by ballot at the first meeting of the Board of Directors following the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Officers may be removed from office at the discretion of the Board of Directors.

Section 2. Chairman of the Board:

The Chairman of the Board of Directors shall, if present, preside at meetings of the Board of Directors and of the stockholders. He may call meetings of the Board and shall have final control of the officers and policies of the Corporation. He may sign, with the Secretary or other proper officer of the Corporation thereupon authorized by the Board of Directors, and deliver on behalf of the Corporation any and all instruments which the Board of Directors have authorized to be executed , except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation or which shall be required by law to be otherwise signed or executed.

Section 3. President:

In the absence of the Chairman of the Board, President shall preside at all meetings of the Board of Directors and of the stockholders at which he is present. When authorized and directed by the Board of Directors, he shall execute and sign all certificates of stock, deeds, notes, contracts, or other instruments of writing made and entered into by or on behalf of the Corporation. He shall perform such other executive duties and functions as ordinarily devolve upon the President of a corporation except such duties and functions herein reserved to the Chairman of the Board.

Section 4. Vice President:

The Vice President, in the event of the disability of the President, shall possess all the powers and perform all the duties of the President.

Section 5. Secretary:

The Secretary shall keep the minutes of all the meetings of the Board of Directors and the stockholders and shall have custody of the Corporate Seal and affix the same, when required, to the certificates of stock, contracts, and conveyances. He shall keep a record of all stock issued and transferred. He shall give due notice of all meetings of the Board of Directors and the stockholders and keep a record and perform all duties required of him by the laws of the State of Colorado, by these By-Laws, and by the Board of Directors. He may designate an assistant, with the approval of the Board of Directors, to perform such of said duties as may be delegated to him.

Section 6. Treasurer:

The Treasurer shall have custody of the funds of the Corporation and of the books of account and shall make such deposits and render such reports as the Board of Directors, by resolution, may require. He shall give bond at such time and in such amount as the Board of Directors shall require. The offices of Secretary and Treasurer may be held by the same person.

ARTICLE IV

Books and Records

Section 1.

The original stock ledger and other books and records of the Corporation shall be kept at the principal office of the Corporation and shall be open for inspection by the stockholders of the Corporation at any and all reasonable hours during any regular business day.

ARTICLE V

Stock

Section 1. Certificates of Stock:

The certificates for shares of the stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The certificates shall be numbered by the order of their issuance, respectively, and shall be signed by the President or Vice President and by the Secretary. A record shall be made of each certificate of shares of stock issued, including the number of the certificate, the name of the person or persons owning the shares represented thereby, the number of shares, and the date thereof. Every certificate of each share of stock exchanged or returned to the Corporation shall be marked “Cancelled” with the date of cancellation by the Secretary.

Section 2. Transfer of Stock:

The transfer of shares of stock of the Corporation shall be made on the books of the Corporation by the holder thereof or by his attorney, thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation, and upon surrender of such certificate or certificates properly endorsed. A person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, provided that whenever any transfers of any shares of stock shall be made for collateral security and not absolutely, such fact, if known to the Secretary, shall be so expressed in the entry of the transfer.

Section 3. Regulations:

The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificates of shares of stock of the Corporation.

ARTICLE VI

Seal

Section 1.

The Corporate Seal of the Corporation shall consist of the name of the Company in a circle with the word “Colorado” surrounding the word “Seal”.

ARTICLE VII

Amendments

Section 1.

These By-Laws may be amended at any regular meeting of the Board of Directors or at any special meeting of said Board where such proposed amendment has been included in the call and notice of such meeting, by an affirmative vote of the majority of the Board of Directors.